Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                (305) 500-4053

Ryder Reports Record First Quarter 2016 Results

•	Record Q1 Comparable EPS from Continuing Operations Up 4% to $1.12

•	Record Q1 GAAP EPS from Continuing Operations of $1.05 Increased 5%

•	Record Q1 Operating Revenue of $1.4 Billion Up 8%; Record Total Revenue of $1.6 Billion Grows 4%

MIAMI, April 26, 2016 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported record first quarter comparable earnings and revenue. Earnings and earnings per diluted share (EPS) from continuing operations for the three months ended March 31 were as follows:

(in millions)	Earnings			Diluted EPS
	2016	2015	Change	2016	2015	Change
GAAP	$56.2	$53.3	5%	$1.05	$1.00	5%
Non-operating pension costs	4.0	2.8		0.07	0.06
Other items	-	1.2		-	0.02
Comparable	$60.1	$57.3	5%	$1.12	$1.08	4%

The Company reported record first quarter operating revenue (revenue excluding all fuel and subcontracted transportation), reflecting higher revenue across all business segments, partially offset by negative impacts from foreign exchange. Total first quarter revenue increased from the prior year, as higher operating revenue was partially offset by lower fuel costs passed through to customers. Operating and total revenue for the three months ended March 31 were as follows:

(in millions)	Operating Revenue				Total Revenue
	2016	2015	% Change	% Change excl. FX	2016	2015	% Change
Total	$1,406.0	1,300.3	8%	9%	$1,629.7	1,567.2	4%
FMS	$962.3	899.2	7%	8%	$1,097.9	1,087.2	1%
DTS	$190.3	165.8	15%	15%	$244.8	212.7	15%
SCS	$322.4	295.4	9%	11%	$388.7	371.1	5%

Commenting on the Company’s first quarter performance, Ryder Chairman and CEO Robert Sanchez said, “Our strategy to profitably grow our contractual businesses helped us deliver another quarter of record revenue and earnings. The strong performance of our contractual businesses, as well as cost actions we took early in the year, enabled us to overcome a challenging used vehicle sales and rental environment.

Although challenging, our used vehicle sales and rental product lines performed slightly better than expected. Rental fleet levels and used vehicle inventories tracked in line with our plans.

“We are pleased with the strong revenue growth generated across all contractual product lines. The full service lease fleet grew by 1,700 vehicles and the contract maintenance fleet grew by 2,800 vehicles during the quarter. In Dedicated Transportation Solutions, double-digit growth in both revenue and earnings included continued success with full service lease customers expanding their relationships to higher value dedicated solutions. Supply Chain Solutions showed strong operating revenue growth with a double-digit earnings increase, driven by new business, increased volumes, and higher pricing.

“We also continued to see strong new sales activity across all contractual product lines in the quarter, driven by secular outsourcing trends and Ryder sales and marketing initiatives. In our largest product line, full service lease, more than 40% of our fleet growth came from customers that were new to outsourcing.”

First Quarter Business Segment Operating Results

Fleet Management Solutions
In the FMS business segment, operating revenue (revenue excluding fuel) in the first quarter of 2016 was $962.3 million, up 7% (or 8% excluding foreign exchange) compared with the year-earlier period. Total revenue in the first quarter of 2016 was $1.1 billion, up 1% compared with the year-earlier period, as the operating revenue increase was largely offset by the impact of lower fuel costs passed through to customers. Full service lease revenue increased 8% (or 9% excluding foreign exchange) due to fleet growth and higher prices on replacement vehicles. The number of full service lease vehicles (excluding U.K. trailers) increased by 6,500 from the year-earlier period and grew by 1,700 vehicles sequentially from the fourth quarter of 2015. Commercial rental revenue was unchanged from the year-earlier period.

FMS earnings before tax were $82.9 million in the first quarter of 2016, down 8% compared with $89.7 million in the same period of 2015. Decreased earnings primarily reflect lower results in used vehicle sales and fuel, as well as increased insurance costs, partially offset by higher full service lease performance. Full service lease results benefited from fleet growth and lower depreciation associated with increased residual values. Commercial rental performance declined slightly as modestly higher demand was more than offset by lower fleet utilization. Rental power fleet utilization was 70.4% for the first quarter, down from 73.4% in the year-earlier period, on a 2% larger average fleet. Rental pricing was consistent with the prior year. Used vehicle sales declined due to lower tractor pricing, partially offset by higher pricing on trucks. FMS earnings before tax as a percentage of operating revenue were 8.6% in the first quarter of 2016, down 140 basis points from 10.0% in the same quarter a year ago, primarily reflecting lower used vehicle pricing.

Dedicated Transportation Solutions
In the DTS business segment, first quarter 2016 operating revenue (revenue excluding fuel and subcontracted transportation), was $190.3 million, up 15% compared with the year-earlier period. DTS operating revenue grew as a result of new business, increased volumes, and higher pricing. Total revenue in the first quarter of 2016 was $244.8 million, also up 15%.

DTS earnings before tax of $14.3 million increased 59% in the first quarter of 2016 compared with $9.0 million in 2015 due to operating revenue growth and lower insurance costs. DTS earnings before tax as a percentage of operating revenue were 7.5% in the first quarter of 2016, up 210 basis points from 5.4% in the year-earlier period.

Supply Chain Solutions
In the SCS business segment, first quarter 2016 operating revenue (revenue excluding fuel and subcontracted transportation) was $322.4 million, up 9% (or 11% excluding foreign exchange) compared with the year-earlier period. SCS operating revenue grew as a result of new business, increased volumes, and higher pricing. Total revenue was up 5% to $388.7 million, compared with $371.1 million, as increased operating revenue was partially offset by lower subcontracted transportation and reduced fuel costs passed through to customers.

SCS earnings before tax of $19.8 million increased 26% in the first quarter of 2016 compared with $15.7 million in 2015 due to higher pricing, increased volumes, and new business. SCS earnings before tax as a percentage of operating revenue were 6.1% in the first quarter of 2016, up 80 basis points from 5.3% in the prior year.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the first quarter of 2016, unallocated CSS costs were $9.7 million, down from $11.9 million in the year-earlier period, primarily driven by lower compensation-related expenses.

Items Excluded from Comparable Earnings
Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $6.9 million ($4.0 million after tax) or $0.07 per diluted share in the first quarter of 2016, up from $4.9 million ($2.8 million after tax) or $0.06 per diluted share in the year-earlier period. This increase was due to lower expected asset returns.

In the first quarter of 2015, the Company recognized a pre-tax charge of $1.8 million ($1.2 million after tax) or $0.02 per diluted share from professional fees associated with cost saving initiatives.

Income Taxes
The Company’s effective and comparable income tax rates from continuing operations for the first quarter of 2016 were 36.7% and 37.1%, respectively, consistent with the year-earlier period.

Capital Expenditures
Capital expenditures decreased to $498 million for the first quarter of 2016, compared with $653 million in 2015. The decrease in capital expenditures primarily reflects lower planned investments in the commercial rental fleet. Higher proceeds from used vehicle sales of $121 million versus $97 million in 2015, reflects increased volumes, partially offset by lower tractor pricing. Net capital expenditures (including proceeds from the sale of assets) were $377 million in 2016, down from $556 million in 2015.

Cash Flow
Operating cash flow for the first quarter of 2016 was $365 million, up from $284 million in 2015 due to higher cash-based earnings and improved working capital. Total cash generated (including proceeds from used vehicle sales) was $511 million, compared with $397 million in 2015. Free cash flow was negative $64 million, compared with negative $156 million in 2015, reflecting increased cash from operations. The Company’s full-year 2016 free cash flow forecast remains at $100 million.

Leverage
As of March 31, 2016, debt increased by $97 million compared with year-end 2015, due primarily to investments in vehicles to fund growth. Debt to equity as of March 31, 2016 was 274% compared with 277% at year-end 2015, and within Ryder’s target range of 225% to 275%. Based on forecasted leverage, the Company anticipates resuming its previously announced two million share anti-dilutive share repurchase program in the second quarter.

2016 Earnings Forecast

Commenting on the Company’s 2016 outlook, Mr. Sanchez said, “Overall, for the balance of the year, we forecast Ryder’s contractual businesses to continue to grow in line with our prior expectations. We anticipate used vehicle sales results to be slightly better than our original forecast for the year. Although rental demand was somewhat better than expected in the first quarter, we expect the balance of the year to reflect more unfavorable comparisons with our original forecast, due to softening market conditions, particularly with tractors. We anticipate continued solid new sales activity across all contractual businesses and continued expansion of our lease fleet. We expect Supply Chain Solutions and Dedicated Transportation Solutions to perform consistent with our full-year plan, showing mid-single-digit and high-single-digit revenue growth, respectively. Lastly, we plan to begin anti-dilutive share repurchases in the second quarter, earlier than previously expected.”

Although Ryder modestly outperformed its forecast in the first quarter, in view of the uncertain rental and used vehicle sales environment, the Company is maintaining its full-year 2016 comparable earnings from continuing operations forecast of $6.10 to $6.30 per diluted share. The Company is also establishing a second quarter 2016 comparable earnings forecast of $1.50 to $1.55 per diluted share, reflecting unfavorable year-over-year comparisons in used vehicle sales and an increasingly challenging rental environment, partially offset by continued growth in our contractual product lines.

Supplemental Company Information

First Quarter Net Earnings

(in millions)	Earnings		Diluted EPS
	2016	2015	2016	2015
Earnings from continuing operations	$56.2	$53.3	$1.05	$1.00
Discontinued operations	(0.4)	(0.5)	(0.01)	(0.01)
Net earnings	$55.8	$52.8	$1.04	$0.99

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following three, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best - so they can grow.

•
Dedicated Transportation Solutions - Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.

•
Supply Chain Solutions - Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding market conditions, earnings performance, revenue in our business segments, fleet size, growth in our contractual product lines, demand and pricing trends in commercial rental and used vehicle sales, free cash flow, capital expenditures, debt and the anticipated resumption of our share repurchase program. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, further decreases in commercial rental demand or poor acceptance of rental pricing, our ability to right-size our commercial rental fleet in line with demand, availability of labor to maintain our fleet at normalized levels, worsening of market demand for used vehicles impacting current pricing, residual values and our anticipated proportion of retail versus wholesale sales, lack of customer demand for on-demand maintenance, higher than expected maintenance costs from new engine technology or due to lower than expected benefits from maintenance initiatives, decreases in freight demand or volumes, poor operational execution particularly with start-ups and new product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, slower than expected global economic recovery, business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including operating revenue, operating revenue growth excluding foreign exchange, comparable earnings and earnings per share, comparable earnings per share forecast, comparable earnings before income tax, comparable tax rate, adjusted return on capital (and return on capital spread), total cash generated, free cash flow, and the ratios based on these financial measures. Refer to Appendix - Non-GAAP Financial Measures for more information about the non-GAAP financial measures contained in this presentation. Additional information as required by Regulation G regarding non-GAAP financial measures can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this presentation with the SEC, which are available at http://investors.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Tuesday, April 26, 2016, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

•
To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: PWXW7454520 and Passcode: RYDER.

•
To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-835-3844 (outside U.S. dial 1-402-280-1655), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

28-16

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended March 31, 2016 and 2015
(In millions, except per share amounts)

	Three Months
	2016	2015

Lease and rental revenues	$767.8	729.0
Services revenue	759.1	693.7
Fuel services revenue	102.8	144.4
Total revenues	1,629.7	1,567.2

Cost of lease and rental	552.5	518.4
Cost of services	631.7	582.3
Cost of fuel services	98.9	136.3
Other operating expenses*	30.2	32.4
Selling, general and administrative expenses	211.2	206.6
Gains on used vehicles, net*	(19.1)	(27.2)
Interest expense	37.9	36.8
Miscellaneous income, net	(2.3)	(2.6)
	1,541.0	1,483.0

Earnings from continuing operations before income taxes	88.7	84.2
Provision for income taxes	32.5	30.9
Earnings from continuing operations	56.2	53.3
Loss from discontinued operations, net of tax	(0.4)	(0.5)
Net earnings	$55.8	52.8

Earnings (loss) per common share - Diluted
Continuing operations	$1.05	1.00
Discontinued operations	(0.01)	(0.01)
Net earnings	$1.04	0.99

Earnings per share information - Diluted
Earnings from continuing operations	$56.2	53.3
Less: Distributed and undistributed earnings allocated to unvested stock	(0.2)	(0.1)
Earnings from continuing operations available to common stockholders	$56.0	53.2

Weighted-average shares outstanding - Diluted	53.4	53.1

Comparable earnings per share from continuing operations: **
EPS from continuing operations	$1.05	1.00
Non-operating pension costs	0.07	0.06
Professional fees	—	0.02
Comparable EPS from continuing operations **	$1.12	1.08

* Losses from fair value adjustments on our used vehicles were reclassified from "Other operating expenses" to "Gains on used vehicles, net" for the periods presented.
** Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	March 31, 2016	December 31, 2015

Assets:
Cash and cash equivalents	$56.8	60.9
Other current assets	1,037.7	1,037.4
Revenue earning equipment, net	8,275.1	8,184.7
Operating property and equipment, net	717.4	715.0
Other assets	967.4	954.6
	$11,054.5	10,952.6

Liabilities and shareholders' equity:
Current liabilities	$981.3	1,045.7
Total debt	5,599.4	5,502.6
Other non-current liabilities (including deferred income taxes)	2,428.5	2,417.1
Shareholders' equity	2,045.3	1,987.1
	$11,054.5	10,952.6

SELECTED KEY RATIOS AND METRICS

	March 31, 2016	December 31, 2015

Debt to equity	274%	277%
Effective interest rate (average cost of debt)	2.7%	2.9%

	Three months ended March 31,
	2016	2015

Cash provided by operating activities from continuing operations	$365.0	283.8
Free cash flow *	(63.8)	(156.1)
Capital expenditures paid	575.0	553.2

Capital expenditures (accrual basis)	$497.5	653.2
Less: Proceeds from sales (primarily revenue earning equipment)	(120.6)	(97.1)
Net capital expenditures	$376.9	556.1

	Three months ended March 31,
	2016	2015

Return on average shareholders' equity	15.8%	11.7%
Return on average assets	2.9%	2.3%
Adjusted return on capital *	5.7%	5.9%
Weighted average cost of capital	4.4%	4.7%
Return on capital spread **	1.3%	1.2%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
** Non-GAAP financial measure. Return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended March 31, 2016 and 2015
(Dollars in millions)

	Three Months
	2016	2015	B(W)

Total Revenue:
Fleet Management Solutions:
Full service lease	$622.9	577.1	8%
Contract maintenance	50.1	46.0	9%
Contractual revenue	673.0	623.1	8%
Commercial rental	204.8	205.1	—%
Contract-related maintenance	64.3	53.1	21%
Other	20.2	17.9	13%
Fuel services revenue	135.6	188.0	(28)%
Total Fleet Management Solutions	1,097.9	1,087.2	1%
Dedicated Transportation Solutions	244.8	212.7	15%
Supply Chain Solutions	388.7	371.1	5%
Eliminations	(101.8)	(103.7)	2%
Total revenue	$1,629.7	1,567.2	4%

Operating Revenue: *
Fleet Management Solutions	$962.3	899.2	7%
Dedicated Transportation Solutions	190.3	165.8	15%
Supply Chain Solutions	322.4	295.4	9%
Eliminations	(69.0)	(60.2)	(15)%
Operating revenue	$1,406.0	1,300.3	8%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$82.9	89.7	(8)%
Dedicated Transportation Solutions	14.3	9.0	59%
Supply Chain Solutions	19.8	15.7	26%
Eliminations	(11.7)	(11.5)	(2)%
	105.2	102.8	2%
Unallocated Central Support Services	(9.7)	(11.9)	19%
Non-operating pension costs	(6.9)	(4.9)	(41)%
Professional fees	—	(1.8)	NM
Earnings from continuing operations before income taxes	88.7	84.2	5%
Provision for income taxes	32.5	30.9	(5)%
Earnings from continuing operations	$56.2	53.3	5%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended March 31, 2016 and 2015
(Dollars in millions)

	Three Months
	2016	2015	B(W)

Fleet Management Solutions

Total revenue	$1,097.9	1,087.2	1%
Fuel services revenue(a)	(135.6)	(188.0)	(28)%
Operating revenue *	$962.3	899.2	7%

Segment earnings before income taxes	$82.9	89.7	(8)%

Earnings before income taxes as % of total revenue	7.6%	8.3%

Earnings before income taxes as % of operating revenue *	8.6%	10.0%

Dedicated Transportation Solutions

Total revenue	$244.8	212.7	15%
Subcontracted transportation	(31.2)	(14.6)	114%
Fuel costs(a)	(23.3)	(32.2)	(28)%
Operating revenue *	$190.3	165.8	15%

Segment earnings before income taxes	$14.3	9.0	59%

Earnings before income taxes as % of total revenue	5.8%	4.2%

Earnings before income taxes as % of operating revenue *	7.5%	5.4%

Supply Chain Solutions

Total revenue	$388.7	371.1	5%
Subcontracted transportation	(52.0)	(58.2)	(11)%
Fuel costs(a)	(14.3)	(17.5)	(18)%
Operating revenue *	$322.4	295.4	9%

Segment earnings before income taxes	$19.8	15.7	26%

Earnings before income taxes as % of total revenue	5.1%	4.2%

Earnings before income taxes as % of operating revenue *	6.1%	5.3%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to DTS and SCS.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended March 31,		Change
	2016	2015	2016/2015

Full service lease
Average fleet count	132,600	126,500	5%
End of period fleet count	133,300	127,500	5%
Miles/unit per day change - % (a)	0.5%	0.2%

Commercial rental
Average fleet count	41,000	40,100	2%
End of period fleet count	40,100	41,100	(2)%
Rental utilization - power units	70.4%	73.4%	(300) bps
Rental rate change - % (b)	0.1%	4.7%

Customer vehicles under
contract maintenance
Average fleet count	48,200	42,800	13%
End of period fleet count	49,500	43,400	14%

Customer vehicles under
on-demand maintenance (c)
Fleet serviced during the period	7,100	6,500	9%

DTS
Average fleet count (d)	8,000	7,500	7%
End of period fleet count(d)	8,200	7,600	8%

SCS
Average fleet count (d)	6,900	6,100	13%
End of period fleet count(d)	7,000	6,200	13%

Used vehicle sales (UVS)
Average UVS inventory	8,500	5,500	55%
End of period fleet count	8,600	5,800	48%
Used vehicles sold	4,700	4,300	9%
UVS pricing change - % (e)
Tractors	(8)%	14%
Trucks	6%	11%
Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for full service lease, commercial rental and contract maintenance.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended March 31,
	2016	2015

Total revenue	$1,629.7	1,567.2
Fuel	(140.5)	(194.1)
Subcontracted transportation	(83.2)	(72.8)
Operating revenue *	$1,406.0	1,300.3

OPERATING REVENUE GROWTH EXCLUDING FOREIGN EXCHANGE RECONCILIATION

	2016 vs 2015 Growth	Fx Impact (a)	Growth excl Fx

RSI Operating Revenue	8%	(1)%	9%
FMS Operating Revenue	7%	(1)%	8%
SCS Operating Revenue	9%	(2)%	11%
Full Service Lease Revenue	8%	(1)%	9%
Commercial Rental Revenue	—%	(1)%	1%

CASH FLOW RECONCILIATION	Three months ended March 31,
	2016	2015

Net cash provided by operating activities from continuing operations	$365.0	283.8
Proceeds from sales (primarily revenue earning equipment)	120.6	97.1
Collections on direct finance leases and other items	25.6	16.2
Total cash generated *	511.2	397.2
Capital expenditures	(575.0)	(553.2)
Free cash flow *	$(63.8)	(156.1)

Notes:

(a)
FX impact was calculated by dividing the results for the current and prior year periods by the exchange rates in effect on
March 31, 2015, which was the last day of the prior year period, rather than the actual exchange rates in effect as of
March 31, 2016.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

RETURN ON CAPITAL RECONCILIATION	Three months ended March 31,
	2016	2015

Net earnings (12-month rolling period)	$308.2	223.1
+ Restructuring and other items	15.8	116.9
+ Income taxes	165.3	123.2
Adjusted earnings before income taxes	489.3	463.2
+ Adjusted interest expense	151.7	146.8
- Adjusted income taxes	(225.5)	(218.1)
= Adjusted net earnings for ROC (numerator)	$415.5	392.0

Average total debt	$5,358.3	4,753.4
Average off-balance sheet debt	1.5	1.8
Average shareholders' equity	1,945.2	1,905.2
Adjustment to equity (a)	3.1	17.2
Adjusted average total capital (denominator)	$7,308.1	6,677.6

Adjusted ROC *	5.7%	5.9%

Notes:

(a)	Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three months ended March 31,
	2016
	Reported		Comparable
	Earnings	Adjustment	Earnings *

Revenue	$1,629.7	—	$1,629.7

Cost of lease and rental	552.5	—	552.5
Cost of services	631.7	—	631.7
Cost of fuel services	98.9	—	98.9
Other operating expenses	30.2	—	30.2
Selling, general and administrative expenses (a)	211.2	(6.9)	204.3
Gains on used vehicles, net	(19.1)	—	(19.1)
Interest expense	37.9	—	37.9
Miscellaneous income, net	(2.3)	—	(2.3)
	1,541.0	(6.9)	1,534.0
Earnings from continuing operations before income taxes	88.7	6.9	95.6
Provision for income taxes	(32.5)	(2.9)	(35.4)
Earnings from continuing operations	56.2	4.0	60.1

Tax rate on continuing operations	36.7%		37.1%

Earnings per common share - Diluted:
Continuing operations	$1.05	0.07	$1.12

	Three months ended March 31,
	2015
	Reported		Comparable
	Earnings	Adjustment	Earnings *

Revenue	$1,567.2		$1,567.2

Cost of lease and rental	518.4	—	518.4
Cost of services	582.3	—	582.3
Cost of fuel services	136.3	—	136.3
Other operating expenses	32.4	—	32.4
Selling, general and administrative expenses (a)(b)	206.6	(6.7)	199.9
Gains on used vehicles, net	(27.2)	—	(27.2)
Interest expense	36.8	—	36.8
Miscellaneous income, net	(2.6)	—	(2.6)
	1,483.0	(6.7)	1,476.3
Earnings from continuing operations before income taxes	84.2	6.7	90.9
Provision for income taxes	(30.9)	(2.8)	(33.6)
Earnings from continuing operations	53.3	4.0	57.3

Tax rate on continuing operations	36.7%		37.0%

Earnings per common share - Diluted:
Continuing operations	$1.00	0.08	$1.08

Notes regarding adjustments:

(a)
Non-operating pension costs, which include amortization of actuarial loss, interest cost and expected return on plan assets. First quarter 2016 and 2015 include non-operating pension costs of ($6.9) and ($4.9), respectively.

(b)	First quarter 2015 includes professional fees of ($1.8).

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
EARNINGS PER SHARE FORECAST AND OTHER INFORMATION - UNAUDITED

Comparable earnings per share from continuing operations forecast:*	Second Quarter 2016	Full Year 2016
EPS from continuing operations	$1.42 - 1.47	$5.79 - 5.99
Non-operating pension costs	0.08	0.31
Comparable EPS from continuing operations forecast*	$1.50 - 1.55	$6.10 - 6.30

	Three months ended March 31,
	2016	2015
Depreciation expense	$287.2	266.3
Subcontracted transportation	$(83.2)	(72.8)

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.